Exhibit 99.1

CHAIRMAN'S REPORT

SIZELER PROPERTY INVESTORS, INC.

ANNUAL SHAREHOLDERS MEETING

OCTOBER 27, 2005

On behalf of the Board and management of Sizeler Property Investors, I want to welcome you to our Annual Shareholders Meeting.

Just a word about our decision to change the meeting place to Mobile, which we announced midday this past Monday. Based upon the predicted path of Hurricane Wilma on Monday morning, it was very evident that Wilma's path would pass through Palm Beach County. We therefore decided that it was prudent to implement our contingency plan and locate our meeting here today.

Our own experience with Hurricane Katrina, and our observations about the effects of Hurricane Rita and earlier hurricanes which affected Florida, was that we could not be assured that the affected areas would be operational within a day or two after Wilma passed through, in other words, restoration of utility services, availability of roads and air transportation, as well as accessibility and operation of the designated meeting place in Palm Beach were all question marks.

We have taken additional steps to ensure that anyone who actually showed up at the hotel in Palm Beach could vote their proxy. We arranged for a representative of the Company to be available to the extent possible at the original meeting site to greet any shareholder who showed up and to assure them that any vote they wanted to cast at the meeting was accepted and forwarded here to be counted.

Based on inquiries which we have had, we believe that one of the most immediate concerns of our Shareholders are the effects of Hurricanes Katrina, Rita and Wilma on the Company's properties and operations.

I can report to you that, with regard to Hurricanes Katrina and Rita, the Company's properties fared well. All of our properties, including those in the New Orleans area, are open and operational. We did sustain damage to properties in Louisiana from both hurricanes and that damage is being addressed. Most of the damage that was sustained involved roof repairs and debris removal. No property in our portfolio was damaged from rising water.

Two of our three regional malls which are located in Louisiana were open and operational in a matter of days after Hurricane Katrina and were not affected at all by Hurricane Rita. The other regional mall was open and operational within two weeks of Katrina as soon as power and water were restored to the area where it is located.

The Louisiana community shopping centers sustained only minor damage and are all open and operational.

The Louisiana apartment properties outside of Orleans Parish were open and operating almost immediately after Hurricane Katrina passed. Those Louisiana apartment properties west of New Orleans had only minor effects from Hurricane Rita which struck close to the Texas-Louisiana border.

The apartment properties located in Orleans Parish are open and operational. One of the properties sustained moderate damage which is in the process of being repaired. The other property sustained only minor damage.

The Alabama apartment properties sustained some moderate damage from Hurricane Katrina, but all opened and were operational almost immediately after Katrina passed.

The Florida properties were not affected by Hurricanes Katrina or Rita.

Subsequent to Hurricanes Katrina and Rita, our properties have been operating, and we are collecting rents.

I recognize that one question that may occur is what is the amount of hurricane related expense that the Company sustained from these hurricanes. At this point, we are still in the process of assessing these costs and will report this information in our third quarter 10-Q which will be filed in a few weeks.

With regard to Hurricane Wilma -- which is responsible for why we are meeting here in Mobile today -- the first report from our people in the field is that the Palm Beach retail properties did not appear to sustain any significant damage. We are still in the process of assessing our retail properties located in other parts of Florida, but we believe that they were unaffected by the storm. The Florida apartment properties are all located in Pensacola which was not affected by Hurricane Wilma.

Overall, we consider ourselves fortunate in the wake of these hurricanes that have struck the region -- which by any measure are rated as "Storms of the Century" affecting the lives of virtually millions of people.

Moving to another topic: We are pleased that we could settle the proxy contest with First Union, which eliminated an expensive and time-consuming distraction for our management.

As you observed in our opening introductions, we have welcomed two experienced real estate executives to our Board -- Michael Ashner, First Union's CEO and Mark Tanz, who has a long and distinguished career as a founder and CEO of successful real estate companies.

In an effort to fully address our corporate governance structure, we have proposed several charter amendments which are up for Shareholder approval at this meeting.

We are continuing to devote our energies to the implementation of the Company's strategic plan, and I will now turn to that topic.

Since Hurricane Katrina, we have persisted in our strategy for redeploying assets and planning for and executing acquisitions for our portfolio. This has been done notwithstanding the formidable personal challenges which Hurricane Katrina visited on our management and staff. Some of us lost our homes; nearly all of us have experienced some degree of home damage and displacement. For the past several months, many of our headquarters personnel have operated in Mobile, away from their families and homes, while we operated the Company. Speaking as both the CEO and a Shareholder, I am extremely grateful for the courage, cooperation and "can-do" attitude which the employees of this Company have exhibited in the aftermath since Hurricane Katrina roared and poured through New Orleans and the Gulf Coast.

With regard to the South Louisiana region, we are currently re-assessing the population shifts that have occurred in the Greater New Orleans area. Many New Orleans residents have re-located to the North Shore of Lake Pontchartrain. This shift in demographics may, in fact, be a permanent move and accordingly has extremely positive implications for our regional malls as well as one of our new apartment communities located in the heart of this new population center. This area has virtually doubled in population in the last 60 days, and it is possible that this growth may accelerate in the months to come.

In closing, I wish to say that the Company's Board and management are dedicated to the goal of increasing Shareholder value. We continue to believe that we can succeed through the implementation of our strategic plan which focuses on the redeployment of Company assets to high growth areas in the Southeastern U.S., particularly in the Florida market area.

On behalf of our Board and management, I wish to thank you, our Shareholders, for your continued support and commitment to Sizeler Property Investors.

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